Exhibit 99.1

CONTACT:    Jon Faulkner
Chief Financial Officer
706-876-5814
jon.faulkner@dixiegroup.com

THE DIXIE GROUP ANNOUNCES MASLAND CONTRACT PRESIDENT

CHATTANOOGA, Tenn. (September 15, 2016) -- The Dixie Group, Inc. today announced the promotion of E. David Hobbs to serve as President, Masland Contract to replace V. Lee Martin, who resigned effective September 15, 2016.
In making the announcement, Dan Frierson, the Company’s Chief Executive Officer and Chairman of the Board, stated: “We are pleased to announce the promotion of David Hobbs to president of Masland Contract. David has most recently served as Executive Vice President of Operations for Masland Contract, and in that capacity has overseen significant improvement in our carpet and tile manufacturing operations, and improved service levels to our contract customers. Prior to joining The Dixie Group in August 2012, David served as President of Interface Americas in La Grange, Georgia.”